SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MAYTAG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	42-0401785
(State of incorporation)	(IRS employer identification number)

403 West Fourth Street North Newton, Iowa	50208
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered.

Maytag Corporation, a Delaware corporation (the “Company”), and Harris Trust And Savings Bank, as Rights Agent (the “Rights Agent”) entered into an Amendment to Rights Agreement, dated as of November 15, 2004 (the “Amendment”), amending Section 7(a) of the Agreement, dated as of February 12, 1998, between the Company and the Rights Agent (the “Rights Agreement”) to cause the preferred share purchase rights issued pursuant to the Rights Agreement (the “Rights”) to expire as of December 31, 2005 and the combined capital and surplus requirements applicable to a successor rights agent under the Rights Agreement to be reduced from $50 million to $10 million. The Company also accepted the resignation of Harris Trust and Savings Bank as Rights Agent and appointed Computershare Investor Services, LLC as successor Rights Agent. A copy of the Amendment is attached hereto as Exhibit 4.01 and is incorporated herein by reference. The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment.

Item 2.	Exhibits.

4.01.	Amendment to Rights Agreement, dated as of November 15, 2004, between the Company and the Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MAYTAG CORPORATION

Date November 18, 2004	By:	George C. Moore
Name: George C. Moore
Title: Chief Financial Officer

Exhibit Index

4.01.	Amendment to Rights Agreement, dated as of November 15, 2004, between Maytag Corporation and Harris Trust And Savings Bank, as Rights Agent.